SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No. )
T/SF COMMUNICATIONS CORPORATION
(Name of Issuer)
Common Stock
(Title of Class of Securities)
872857107
(CUSIP Number)
Check the following box if a fee is being paid with this statement. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in
Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class). (See Rule
13d-7).
The remainder of this cover page shall be filled out for a
reporting
person's initial filing on this form with respect to the subject class of
securities, and for any subsequent amendment containing information which
would alter the disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be
deemed to be "filed" for the purpose of Section 18 of the
Securities
Exchange Act of 1934 ("Act") or otherwise subject to the
liabilities of
that section of the Act but shall be subject to all other
provisions of
the Act (however, see the Notes).
(Continued on following pages(s))
CUSIP NO.
872857107
13G
1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
NationsBank Corporation
56-0906609
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)
(b)
X
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
North Carolina Corporation
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH
5
SOLE VOTING POWER
558,431
6
SHARED VOTING POWER
0
7
SOLE DISPOSITIVE POWER
465,449
8
SHARED DISPOSITIVE POWER
92,982
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
558,431
10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES
*
11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 16.76
12
TYPE OF REPORTING PERSON *
HC
*SEE INSTRUCTION BEFORE FILLING OUT!
CUSIP NO.
872857107
13G
1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
NB Holdings Corporation
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a)
(b)
X
3
SEC USE ONLY

4
CITIZENSHIP OR PLACE OF ORGANIZATION
North Carolina Corporation
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH
5
SOLE VOTING POWER
558,431
6
SHARED VOTING POWER
0
7
SOLE DISPOSITIVE POWER
465,449
8
SHARED DISPOSITIVE POWER
92,982
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
558,431
10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES
* 11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
16.76
12
TYPE OF REPORTING PERSON *
HC
*SEE INSTRUCTION BEFORE FILLING OUT!
CUSIP NO.
872857107
13G
1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
NationsBank, N.A.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)
(b)
X
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
U.S. National Banking Association
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH
5
SOLE VOTING POWER
512,631
6
SHARED VOTING POWER
0
7
SOLE DISPOSITIVE POWER
419,649
8
SHARED DISPOSITIVE POWER
92,982
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
512,631
10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES
* 11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
15.39
12
TYPE OF REPORTING PERSON *
BK
*SEE INSTRUCTION BEFORE FILLING OUT!
CUSIP NO.
872857107
13G
1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Boatmen's Trust Company
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)
(b)
X
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
Missouri Corporation
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH
5
SOLE VOTING POWER
45,800
6
SHARED VOTING POWER
0
7
SOLE DISPOSITIVE POWER
45,800
8
SHARED DISPOSITIVE POWER
0
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
45,800
10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES
* 11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
1.37
12
TYPE OF REPORTING PERSON *
BK
*SEE INSTRUCTION BEFORE FILLING OUT!
SCHEDULE 13G
Item 1(a)
Name of Issuer:
T/SF Communications Corporation
Item 1(b)
Address of Issuer's Principal Executive Offices:
2407 East Skelly Drive
Tulsa, OK 74105
Item 2(a)
Name of Person(s) Filing:
(a) NationsBank Corporation
(b) NB Holdings Corporation
(c) NationsBank, N.A.
(d) Boatmen's Trust Company
Item 2(b)
Address of Principal Business Office or, if none, Residence:
(a) 101 South Tryon Street, NationsBank Plaza, Charlotte, North
Carolina
28255
(b) 100 North Tryon Street, NationsBank Corporate Center,
Charlotte,
North Carolina 28255
(c) 110 South Tryon Street, NationsBank Plaza, Charlotte, North
Carolina
28255
(d) Boatmen's Tower, 100 North Broadway, St. Louis, Missouri 63102
Item 2(c)
Citizenship:
(a) North Carolina corporation
(b) North Carolina corporation
(c) U.S. National Banking Association
(d) Missouri corporation
Item 2(d)
Title of Class of Securities:
Common Stock
Item 2(e)
CUSIP Number:
872857107
Item 3
If this statement is filed pursuant to Rules 13d-1(b), or 13d-
2(b),
check whether the person filing is a:
(a)
Broker or Dealer registered under Section 15 of the Act
(b)
X
Bank as defined in Section 3(a)(6) of the Act
(c)
Insurance Company as defined in Section 3(a)(19) of the Act
(d)
Investment Company registered under Section 8 of the Investment
Company Act
(e)
Investment Advisor registered under Section 203 of the
Investment Advisors Act of 1940
(f)
Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of
1974 or
Endowment Fund; see Sub-section 240.13d-1(b)(1)(ii)(F)
(g)
X
Parent Holding Company in accordance with Sub-section 240.13d-1(b)(ii)(G) (Note: See Item 7)
(h)
X
Group, in accordance with Sub-section 240.13d-1(b)(1)(ii)(H)
The following entities are holding companies:
NationsBank Corporation
NB Holdings Corporation
The following entities are banks:
NationsBank, N.A.
Boatmen's Trust Company
The following entities are registered investment advisors:
Item 4
Ownership:
With respect to the beneficial ownership of the reporting entity as of
9/30/97, see
Items 5 through 11, inclusive, of the respective cover pages of this
Schedule 13G applicable to such entity which are incorporated herein by
reference.
Item 5
Ownership of Five Percent or Less of a Class:
If this statement is being filed to report the fact that as of the date
hereof the reporting person has ceased to be the beneficial owner of more
than five percent of the class of
securities, check the following
Item 6
Ownership of More Than Five Percent on Behalf of Another Person:
The reported shares are held in various fiduciary accounts, and accordingly, dividends and the proceeds of such shares are payable to other persons, including such accounts, the beneficiaries or settlors
thereof or a combination of such persons. In certain instances, other
persons (including beneficiaries and settlors) may be deemed to have the p
ower to direct receipt of dividends or the proceeds of the sale of shares
reported herein. To the best of the undersigned's knowledge and belief, no
one other person has such an economic interest relating to more than
5% of
the class of reported shares.
Item 7
Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:
Pursuant to Rule 13d-1(b)(1)(ii)(G) of the Securities Exchange Act
of
1934, NationsBank Corporation is filing this Schedule 13G as a parent
holding company of the following:
a. NB Holdings Corporation, which is a holding company of its subsidiaries, NationsBank, N.A.
classifiable under Item 3(b) as Banks as defined in Section 3(a)(6)
of the
Securities Exchange Act of 1934.
Item 8
Identification and Classification of Members of the Group:
Except for the relationships referred to in Item 7 hereof, the reporting
entities do not affirm the existence of a group. This Form is filed on
behalf of each of the entities listed in Item 2(a) hereof.
Item 9
Notice of Dissolution of Group:
Not Applicable
Item 10
Certification:
By signing below, I certify that, to the best of my knowledge and belief,
the securities referred to above were acquired in the ordinary course of
business and were not acquired for the purpose of and do not have the
effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a part icipant in any transaction having such purpose or effect.
Signature
After reasonable inquiry and to the best of my knowledge and belief,
I
certify that the information set forth in this statement is true, complete
and correct.
NATIONSBANK CORPORATION
NB HOLDINGS CORPORATION
NATIONSBANK, N.A.
BOATMEN'S TRUST COMPANY
Date:
October 10, 1997
By:
Name: Satish G. Pattegar
Title: Senior Vice President